Exhibit 35.1

Servicer Compliance Statement of AmeriCredit Financial Services, Inc.

This Annual Statement as to Compliance is delivered to you pursuant to Section 2.9 (c) of the 2017-3 Servicing Supplement dated as of July 31, 2017 (the “Agreement”) and Item 1123 of Regulation AB, executed in connection with the formation of GM Financial Automobile Leasing Trust 2017-3 (the “Trust”), the issuance of the Notes by the Trust and the closing of the transactions and the execution and delivery of the various documents by AmeriCredit Financial Services, Inc. (the “Servicer”) and GMF Leasing LLC in connection therewith. The capitalized terms used herein shall have the same meanings as in the Agreement.

The undersigned certifies that I am the Executive Vice President, Corporate Controller and Chief Accounting Officer of the Servicer. I further certify as follows:

1.	I have conducted, or caused to be conducted under my supervision, a review of the Servicer during the preceding period from July 31, 2017 through December 31, 2017, and its performance under the Agreement.

2.	To the best of my knowledge, following such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period, and, to the best of my knowledge, there has been no default in the fulfillment of any such obligation.

AmeriCredit Financial Services, Inc.

By:	/s/ Connie Coffey	Dated: March 15, 2018
Connie Coffey
Executive Vice President, Corporate
Controller and Chief Accounting Officer